Filed Pursuant To Rule 433

Registration No. 333-217785

September 25, 2017

GLDILOCKS AND THE BEAR MARKETS Once upon a time, an investor sought to find an investment that balanced her portfolio beautifully. Gold has had positive returns in 4 of the last 5 equity bear markets. Find out if the SPDR Gold Trust ETF is just right for you at spdrs.com/gold GLD Source: Bloomberg Financial, L.P., as of 7/31/17. Calculated using LBMA Gold Price PM (USD/oz) Index monthly returns. Last five bear markets identified as the following dates: 1/1973-9/1974, 11/1980-8/1982, 8/1987-11/1987, 3/2000-10/2002, 10/2007-3/2009; where gold returned 97.9%, -55.4%, 6.46%, 11.46% and 29.71% respectively. Past performance is not a guarantee of future results. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Trust (“GLD”): The SPDR Gold Trust (“GLD®”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866-320-4053. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation (SSC). SSC’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors; they make no representation regarding the advisability of investing in GLD nor do they have any liability in relation thereto. For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Boston, MA 02111; 866-320-4053 Not FDIC Insured • No Bank Guarantee • May Lose Value IBG-24729

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.